Exhibit (b)(2)

Execution Version

BANCO SANTANDER, S.A., NEW YORK BRANCH

437 Madison Avenue

New York, New York 10022

CONFIDENTIAL

November 6, 2025

Argento, LLC

6595 S. Jones Blvd.

Las Vegas, NV 89118

Attention: Blake Sartini

Project Trophy

$135.0 million 364-Day Senior Secured Bridge Facility

Commitment Letter

Ladies and Gentlemen:

You have advised Banco Santander, S.A., New York Branch (“Santander” and the “Commitment Party,” “we” or “us”) that Argento, LLC, a Nevada limited liability company (the “Borrower” or “you”), intends to enter into the transactions as described in the Transaction Summary attached hereto as Exhibit A (the “Transaction Summary”). Capitalized terms used but not defined herein have the meanings assigned to them in the Exhibits attached hereto (such Exhibits, together with this letter, this “Commitment Letter”).

You have advised us that, in order to fund the total amount of cash required to effect the Acquisition and to pay fees and expenses incurred in connection therewith, you will (a) seek to obtain debt financing in an aggregate amount of $135.0 million, which may take the form of (i) borrowings of term loans under a new syndicated term loan B facility, (ii) borrowings of loans under a new pro rata credit facility, (iii) borrowings under a new direct lending credit facility, and/or (iv) borrowings under certain other debt financings (clauses (i), (ii), (iii) and (iv) above, together, the “Permanent Financing”), and/or (b) if, and only to the extent that, you do not receive any or all of the Permanent Financing on or prior to the Closing Date (as defined herein), borrowings of up to $135.0 million in aggregate principal amount of senior secured loans under a new senior secured bridge facility (minus the aggregate initial principal amount of the Permanent Financing received by the Borrower) (the “Bridge Facility”) described in the Summary of Principal Terms attached hereto as Exhibit B (the “Facility Term Sheet”), subject solely to the conditions set forth in the Summary of Conditions Precedent attached hereto as Exhibit C (the “Conditions Exhibit” and, together with the Facility Term Sheet, the “Term Sheets”).

1. Commitments, Titles and Roles.

In connection with the foregoing, Santander is pleased to advise you of its commitment to provide 100.00% of the initial principal amount of the Bridge Facility, upon the terms and subject solely to the conditions set forth in this Commitment Letter (in such capacity, the “Initial Lender”). All references to “Dollars” or “$” in this Commitment Letter and the Fee Letter are references to United States dollars.

You hereby appoint (a) Santander (in such capacities, the “Lead Arranger”) to act, and Santander hereby agrees to act, as lead bookrunner and a lead arranger for each of the Bridge Facility and (b) Santander (in such capacity, the “Administrative Agent”) to act, and Santander hereby agrees to act, as the sole and exclusive administrative agent for the Bridge Facility, in each case, upon the terms and subject solely to the conditions set forth in this Commitment Letter.

In such capacities, the Lead Arranger and the Administrative Agent will perform the duties and exercise the authority customarily performed and exercised by it in such roles. You further agree that no other additional Lead Arranger and/or Commitment Party will be appointed, no other titles will be awarded and no compensation will be paid in respect of the Bridge Facility unless you and we shall so agree; provided that (i) the Administrative Agent and the Borrower shall mutually agree on a third party to act as the collateral agent with respect to the Bridge Facility Documentation, and such collateral agent shall be awarded customary compensation to be mutually agreed in connection with such role, and (ii) it is understood and agreed by each of the parties hereto that Santander shall be granted “left lead” placement in any marketing materials with respect to the Bridge Facility and each such other additional arrangers that may be appointed shall be listed in an order determined by you in consultation with Santander.

2. Syndication.

The Lead Arranger reserves the right, prior to or after the execution of definitive documentation for the Bridge Facility (the “Bridge Facility Documentation”), to syndicate all or a portion of the commitments of the Initial Lender hereunder to a group of banks, financial institutions and other institutional lenders (together with the Initial Lender, the “Lenders”) identified by the Lead Arranger in consultation with the Borrower and reasonably acceptable to the Borrower (it being understood and agreed that the Lead Arranger will not syndicate to any (a) banks, financial institutions, other institutions or persons identified in writing to the Lead Arranger by the Borrower on or prior to the date hereof as a disqualified lender, (b) competitors or suppliers of the Borrower, the Target and their respective subsidiaries, in each case, identified in writing to the Lead Arranger by the Borrower from time to time (a “Competitor”), or (c) any affiliate of such person identified pursuant to clauses (a) or (b) that is clearly identifiable solely on the basis of the similarity of its name or identified in writing to the Lead Arranger by the Borrower from time to time (other than any bona fide debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is (x) engaged in making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of business and (y) managed, sponsored or advised by any person controlling, controlled by or under common control with a Competitor or affiliate thereof, as applicable, but only to the extent that no personnel involved with the investment in such Competitor or affiliate thereof, as applicable makes (or has the right to make or participate with others in making) investment decisions on behalf of such debt fund, investment vehicle, regulated bank entity or unregulated lending entity) (clauses (a), (b) and (c), collectively, the “Disqualified Lenders”); provided, that (i) any subsequent designation of a Disqualified Lender will not become effective until three business days after such designation is provided, it being understood that no such subsequent designation shall apply to any entity that is currently a lender or party to a pending trade and (ii) the foregoing shall not apply retroactively to disqualify any parties that have previously been allocated a portion of the Bridge Facility and/or the Permanent Financing or acquired an assignment or participation interest in the Bridge Facility and/or the Permanent Financing to the extent such party was not a Disqualified Lender at the time of the applicable allocation, assignment or participation, as the case may be)); provided, however, that, unless specifically agreed to otherwise by you in writing, (a) the Initial Lender shall not be released from the portion of its commitment hereunder assigned by the Initial Lender to one or more prospective Lenders to the extent that any such prospective Lenders fails to fund such portion of the commitment assigned to it on the Closing Date notwithstanding the satisfaction or waiver of the conditions to such funding set forth in this Commitment Letter and (b) the Initial Lender shall retain exclusive control over all rights with respect to consents, modifications, supplements, waivers and amendments with respect to its commitment hereunder until the Closing Date has occurred, except as expressly set forth herein. The Lead Arranger intends to commence syndication efforts promptly upon the execution of this Commitment Letter (such date of execution, the “Signing Date”), and you agree to actively assist the Lead Arranger in such syndication efforts. Such assistance shall include, until the date that is 45 days after the Closing Date (the “Syndication Date”), (a) direct contact between senior management, representatives and advisors of you and the proposed Lenders (and, to the extent practical and appropriate and in all instances, not in contravention of the Transaction Agreement, your use of commercially reasonable efforts to cause such contact between the senior management of the Target, on the one hand, and the proposed Lenders, on the other hand), in all cases at times to be mutually agreed upon, which contact will, unless otherwise agreed by you, be established via telephone, video or other electronic conferences, (b) if requested by the Lead Arranger, assistance by you in the preparation of a confidential information memorandum for the Bridge Facility in form and substance customary for transactions of this type and other customary marketing materials to be used in connection with the syndication by providing information and other customary materials reasonably requested in connection with such confidential information memorandum or other customary marketing materials (including, to the extent practical and appropriate and in all instances not in contravention of the Transaction Agreement, your use of commercially reasonable efforts to cause the Target to assist), (c) your use of commercially reasonable efforts to assist the Lead Arranger in preparation of a written business plan of the Borrower and its Subsidiaries satisfactory to you and (d) if requested by the Lead Arranger, the hosting, with the Lead Arranger, of one telephone, video or other electronic conference, of prospective Lenders at a time to be mutually agreed upon. Notwithstanding anything in this Commitment Letter, the Fee Letter or the Bridge Facility Documentation to the contrary, none of the launch or completion of any such syndication or a successful syndication or your compliance with this paragraph is a condition to the Initial Lender’s commitments hereunder or the availability of the Bridge Facility as of the Closing Date in the event that the conditions set forth in this Commitment Letter are satisfied.

You agree, at the reasonable request of the Lead Arranger, to assist in the preparation of a version of the confidential information memorandum and other marketing materials and presentations to be used in connection with the syndication of the Bridge Facility, consisting exclusively of information and documentation that is either (a) publicly available or (b) not material with respect to the Borrower or its subsidiaries, the Target or its subsidiaries, or any of their respective securities for purposes of United States Federal and state securities laws (all such information and documentation being “Public Lender Information”). “Private Lender Information” will include for all purposes (i) any information and documentation that is not Public Lender Information and (ii) any models, assumptions and projections that are not Public Lender Information and that are provided to the Lead Arranger by you. To the extent reasonably requested by the Lead Arranger, you agree to provide customary authorization letters to the Lead Arranger authorizing the distribution of the marketing materials and presentations to prospective Lenders, containing a representation to the Lead Arranger that the Public Lender Information does not include any Private Lender Information and a customary representation with respect to the material accuracy and material correctness of the information in such marketing materials (it being understood and agreed that such marketing materials and presentations shall include customary language exculpating you, the Commitment Party, and your and its respective affiliates with respect to any liability related to the use of the contents of the materials contained in such marketing materials and presentations by the recipients thereof). You further agree that each document to be disseminated by the Lead Arranger to the Lenders in connection with the syndication of the Bridge Facility will, upon the reasonable request of the Lead Arranger, be identified by you as either (A) containing Private Lender Information or (B) containing solely Public Lender Information. You acknowledge that the following documents contain solely Public Lender Information (unless you notify us promptly that any such document contains Private Lender Information): (x) drafts and final versions of the Bridge Facility Documentation; (y) administrative materials prepared by the Lead Arranger for the Lenders (such as a lender meeting invitation and closing memoranda in each case approved by you prior to their distribution, such approval not to be unreasonably withheld or conditioned); and (z) any marketing term sheet, notification of any change thereto or any other notification of changes in the terms of the Bridge Facility.

The Lead Arranger will, in consultation with you and subject to your appointment rights set forth in the third paragraph of Section 1 and your consent rights set forth in this Section 2 (not to be unreasonably withheld, delayed or conditioned), manage all aspects of any syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arranger in their syndication efforts, you agree promptly to prepare and provide (and, to the extent practical and appropriate and not in contravention of the Transaction Agreement, to use your commercially reasonable efforts to cause the Target to provide) to the Lead Arranger all information with respect to the Borrower and its subsidiaries, the Target, the Transactions (as defined herein) and the other transactions contemplated hereby, including customary financial information and Projections (as defined below) as the Lead Arranger may reasonably request; provided that notwithstanding anything to the contrary herein, subject to the limitations and terms set forth therein, the only financial statements the delivery of which shall be a condition to the commitments hereunder shall be those described in paragraph 2 of the Conditions Exhibit.

You agree that, from the date hereof and until the Syndication Date, you will not have syndicated or issued, attempted to syndicate or issue, announced or authorized the announcement of the syndication or issuance of, or engaged in discussions concerning the syndication or issuance of, any debt securities or credit facilities of the Borrower, the Target or any of their respective subsidiaries (other than (i) the Bridge Facility, (ii) the Permanent Financing, (iii) prior to the consummation of the Refinancing, borrowings or incremental facilities under the Existing Credit Agreement (as defined herein), any increase to the letter of credit facility or revolving credit facility under the Existing Credit Agreement or any repricing or maturity extensions of the letter of credit facilities or term loan facilities under the Existing Credit Agreement, (iv) purchase money indebtedness permitted under the Existing Credit Agreement that are also permitted to remain outstanding under the Transaction Agreement, (v) indebtedness with respect to capital leases permitted under the Existing Credit Agreement that are also permitted to remain outstanding under the Transaction Agreement, and (vi) any borrowings under working capital, local facilities or overdraft facilities permitted under the Existing Credit Agreement that are also permitted to remain outstanding under the Transaction Agreement), in each case, that would reasonably be expected to materially and adversely impair the primary syndication of the Bridge Facility, without the consent of the Lead Arranger (not to be unreasonably withheld, delayed or conditioned); it being understood that the foregoing shall not limit the ability of the Target to incur debt permitted under the Transaction Agreement.

3. Information.

You hereby represent and warrant that (a) all written information other than the projections and other forward-looking information (any such information, “Projections”) and information of a general economic or industry nature, furnished to us (the “Information”) that has been or will be made available to the Commitment Party by or on behalf of you or any of your representatives is or will be, when furnished and taken as a whole, complete and correct in all material respects and does not or will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time in accordance with the immediately succeeding sentence) and (b) the Projections, if any, that have been or will be made available to the Commitment Party by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time such Projections are made available to the Commitment Party, it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods of the Projections may vary materially from the Projections. You agree that if at any time prior to the Closing Date (and, if reasonably requested by the Lead Arranger, for a period thereafter not beyond the Syndication Date) any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will (and will use your commercially reasonable efforts to cause the Target to, subject to the terms of the Transaction Agreement) promptly supplement the Information and the Projections so that such representations will be correct in all material respects (or, prior to the Closing Date with respect to Information provided by or concerning the Target and its subsidiaries and its and their respective businesses, to your knowledge) as of the Closing Date (and as of such later date not beyond the Syndication Date), and such supplementation shall cure any breach of such representation. In arranging and syndicating the Bridge Facility, the Lead Arranger (i) will be entitled to use and rely primarily on the Information and the Projections without any responsibility for independent verification thereof and (ii) assume no responsibility for the accuracy or completeness of the Information or the Projections. Notwithstanding the foregoing, it is understood that the Initial Lender’s commitment hereunder is not subject to or conditioned upon the accuracy of the representations set forth in this paragraph, and notwithstanding anything to the contrary contained in this Commitment Letter, the Term Sheets, the Fee Letter or the Bridge Facility Documentation, the accuracy of such representations shall not constitute a condition to the funding of the Bridge Facility.

4. Compensation.

As consideration for the Initial Lender’s commitment hereunder and their agreement to perform the services described herein, you agree to pay to the Commitment Party the fees set forth in this Commitment Letter and in the fee letter dated the date hereof and delivered herewith with respect to the Bridge Facility (the “Fee Letter”). Once paid, such fees shall not be refundable under any circumstances.

5. Limited Conditionality Provision.

Notwithstanding anything to the contrary in this Commitment Letter, the Fee Letter, the Bridge Facility Documentation or any other letter agreement entered into with, or other undertaking by, the Commitment Party with respect to the Bridge Facility, the funding of the Bridge Facility to occur on the Closing Date shall be subject only to the prior satisfaction or waiver of each of the conditions set forth in the Conditions Exhibit (collectively, the “Closing Conditions”).

Notwithstanding anything to the contrary in this Commitment Letter, the Fee Letter, the Bridge Facility Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions, (a) the only representations, the making and accuracy of which shall be a condition to availability of the Bridge Facility on the Closing Date, shall be (i) such of the representations made by or with respect to the Target and its subsidiaries in the Transaction Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that you or any of your affiliates have the right to terminate your or your affiliates’ obligations under the Transaction Agreement or decline to consummate the Transactions pursuant to the Transaction Agreement (in each case in accordance with the terms thereof) as a result of a breach of such representations in the Transaction Agreement (to such extent, the “Transaction Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the Bridge Facility Documentation shall be in a form such that they do not impair availability or funding of the Bridge Facility on the Closing Date if the Closing Conditions expressly set forth herein are satisfied (or waived by the Initial Lender); it being understood that, to the extent any lien on the collateral securing the Bridge Facility (other than to the extent that a lien on such collateral may be perfected by (i) filing of a financing statement under the Uniform Commercial Code in the office of the Secretary of State (or equivalent office in the relevant states) of the applicable jurisdiction of organization (or such other applicable jurisdiction as determined by Section 9-307 of the Uniform Commercial Code), (ii) the filing of short form security agreements with the United States Patent and Trademark Office or the

United States Copyright Office, or (iii) the delivery of certificated securities representing the equity interests in the Borrower and in each material wholly-owned domestic restricted subsidiary of the Borrower required to be pledged pursuant to the Term Sheets as of the Closing Date and, if delivered by the Target prior to the Closing Date, the Target and each of the Target’s material wholly-owned domestic restricted subsidiaries required to be pledged pursuant to the Term Sheets as of the Closing Date, in each case, together with transfer powers executed in blank and only to the extent required by the Term Sheets, in each case, other than equity interests in any of the entities for which prior approval of liens under applicable gaming law is required but has not been obtained) does not attach or become perfected on the Closing Date after your use of commercially reasonable efforts to do so, such attachment or perfection will not constitute a condition precedent to the availability of the Bridge Facility (so long as, in the case of certificated equity interests in the Target and each of its material wholly-owned domestic restricted subsidiaries required to be pledged pursuant to the Term Sheets as of the Closing Date, you have used commercially reasonable efforts to cause such delivery to the extent required by the Term Sheets, subject to receipt of any approvals under gaming law), but instead will be required within 90 days after the Closing Date (subject to extensions to be agreed to by the Administrative Agent in its reasonable discretion). For purposes hereof, “Specified Representations” means the representations and warranties of Borrower and the Guarantors set forth in the Bridge Facility Documentation relating to (i) due organization, power and authority and due authorization to enter into the Bridge Facility Documentation, (ii) the incurrence of the loans by the Borrower, the provision of the guarantees by the Guarantors and the granting of the security interests in the collateral to secure the Bridge Facility under the Bridge Facility Documentation, in each case, not conflicting with organizational documents of the Borrower and the Guarantors, (iii) execution, delivery and enforceability of the Bridge Facility Documentation, in each case, by, with respect to and against, as applicable, the Borrower and the Guarantors, related to entering into the Bridge Facility Documentation, the incurrence of the loans by the Borrower, the provision of the guarantees under the Bridge Facility Documentation and the granting of the security interests in the collateral to secure the Bridge Facility by the Guarantors under the Bridge Facility Documentation, (iv) solvency as of the Closing Date after giving effect to the Transactions of the Borrower and its restricted subsidiaries taken as a whole (solvency to be determined in a manner consistent with the manner in which solvency is determined pursuant to paragraph 6 of the Conditions Exhibit), (v) Federal Reserve margin regulations, (vi) use of proceeds not violating OFAC regulations, FCPA, anti-money laundering laws and certain other anti-corruption and sanctions laws or the Patriot Act (as defined below), (vii) the Beneficial Ownership Regulation (as defined below), (viii) the Investment Company Act, and (ix) the creation, validity, priority and perfection of the security interests granted in the intended collateral, subject to permitted liens as set forth in the Bridge Facility Documentation and the terms of this Section 5. This paragraph, and the provisions herein, shall be referred to as the “Conditions Limitation Provision”.

6. Indemnity; Expenses; Limitation on Liability.

You agree to indemnify and hold harmless the Commitment Party and its affiliates and its and their respective officers, directors, employees, agents, advisors, members and each of the foregoing’s respective successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and reasonable, documented and invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Bridge Facility or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower or any of its affiliates, creditors or equity holders), and to reimburse each such Indemnified Person promptly upon written demand (together with reasonably detailed backup documentation supporting such reimbursement request) for any reasonable, documented and invoiced out-of-pocket legal expenses of one firm of counsel for all Indemnified Persons, taken as a whole and, if necessary, a single gaming and local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) material to the interests of all such Indemnified Persons, taken as a whole and in the case of an actual or perceived conflict of interest where the Indemnified Person affected retains its own counsel and informs you, of another firm of counsel for such affected Indemnified Person and, if necessary, a single gaming and local counsel in each appropriate jurisdiction for such affected Indemnified Person; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have been caused by or resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person, or a material breach of the obligations of such Indemnified Person under this Commitment Letter or the Fee Letter (in any case, other than with respect to Santander, in its capacity as the Administrative Agent), or except to the extent such dispute (i) is between Indemnified Persons (other than any dispute between an Indemnified Person in its capacity as an arranger or agent and another Indemnified Person as a Lender) and (ii) does not arise out of an act or omission by you or your affiliates. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person or you or any of your or their respective affiliates shall be liable for any damages arising from the unauthorized use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems. Neither you nor any Indemnified Person will be liable for any indirect, special, punitive or consequential damages in connection with its activities related to the Bridge Facility; provided that the parties acknowledge and agree that a claim for indemnity under the first sentence of this paragraph, to the extent covered thereby, is a claim of direct or actual damages.

Subject to any limitations set forth in the Fee Letter, you agree to reimburse the Commitment Party, upon presentation of a summary statement, for all reasonable, documented and invoiced out-of-pocket expenses, syndication expenses, travel expenses and reasonable and documented out-of-pocket fees, disbursements and other charges of (i) a single counsel to the Commitment Party explicitly specified in the Term Sheets, (ii) one special gaming and local counsel to the Lead Arranger and the Administrative Agent, taken as a whole, in Nevada, and (iii) a single local counsel to the Commitment Party in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions), in each case, incurred in connection with the Bridge Facility and the preparation, negotiation and enforcement of this Commitment Letter, the Transactions and the Bridge Facility Documentation and any security arrangements in connection therewith, whether or not the Transactions are consummated.

7. Other Services.

The Borrower acknowledges that the Commitment Party is currently acting as a lender under the Existing Credit Agreement. The Borrower further acknowledges that the Borrower’s and its affiliates’ rights and obligations under any other agreement with the Commitment Party or any of its affiliates (including the Existing Credit Agreement) that currently or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Commitment Letter, and none of such rights and obligations under such other agreements shall be affected by the Commitment Party’s performance or lack of performance of services hereunder. You acknowledge that the Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you or any of your subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. Neither the Commitment Party nor any of its affiliates will use confidential information obtained from you (including without limitation the Private Lender Information) by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by such Commitment Party of services for other companies, and such Commitment Party will not furnish any such information to other companies. You also acknowledge that neither the Commitment Party nor any of its affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by it from other companies.

You further acknowledge that the Commitment Party is a full-service securities firm engaged, either directly or indirectly through its affiliates, in various activities, including securities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Commitment Party or its affiliates may actively trade the debt and equity securities (or related derivative securities) of the Borrower or other companies which may be the subject of the arrangements contemplated by this Commitment Letter for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities. The Commitment Party or its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities or other debt obligations of the Borrower or other companies which may be the subject of the arrangements contemplated by this Commitment Letter. With respect to any securities and/or financial instruments so held by the Commitment Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of such rights, in its sole discretion. In recognition of the foregoing, you agree that the Commitment Party and their affiliates are not required to restrict their activities in the ordinary course of business as a result of this engagement, and that the Commitment Party and its affiliates may undertake any business activity in the ordinary course of business without further consultation with or notification to you. The Commitment Party acknowledges that it is bound by confidentiality agreements set forth in Section 9 (Confidentiality).

In addition, please note that affiliates of Santander have been retained by the Borrower as financial advisors (in such capacity, the “Financial Advisor”) to the Borrower in connection with the Transactions (as defined in Exhibit A to this Commitment Letter). Without limiting the obligations of the Commitment Party under Section 9 (Confidentiality) and your rights in connection therewith, you agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor, and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

8. No Fiduciary Relationship.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Party is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Commitment Party has advised or is advising you on other matters, (b) the Commitment Party, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Commitment Party, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the Transactions, the Bridge Facility, the transactions contemplated by this Commitment Letter and the Fee Letter and you have consulted your own legal and financial advisors to the extent you deemed appropriate, (d) you have been advised that the Commitment Party is engaged in a broad range of transactions that may involve interests that differ from your interests and that the Commitment Party has no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and (e) you waive, to the fullest extent permitted by law, any claims you may have against the Commitment Party for breach or alleged breach of any fiduciary duty and agree that Commitment Party shall not have any liability (whether direct or indirect) to you in respect of any such fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your equity holders, employees or creditors. You further acknowledge and agree that you and your subsidiaries are responsible for making your and their own independent judgment with respect to the Transactions, the Bridge Facility and the process leading thereto. In addition, please note that the Commitment Party nor its affiliates provide accounting, tax or legal advice.

9. Confidentiality.

The Commitment Party agrees to maintain the confidentiality of the Confidential Information (as hereinafter defined), except that Confidential Information may be disclosed: (a) to its affiliates and to its and its affiliates’ respective partners, directors, officers, employees, agents, trustees, controlling persons, members, advisors and representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential in a manner consistent with the provisions of this paragraph); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or any of its affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners or any bank regulatory authority); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal or administrative process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Commitment Letter (or any of the transactions contemplated hereby) or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this paragraph (including any “click through” or similar agreement), to any potential or prospective Lender or assignee of, or participant in, any of its rights or obligations under this Commitment Letter and any actual or prospective counterparty (or its advisors) to any interest rate swap or other similar derivative transaction relating to the Bridge Facility; (g) with the consent of the Borrower; (h) to the extent that such Confidential Information was already in the Commitment Party’s or its affiliates’ possession (other than in violation of any applicable confidentiality obligation) or is or was independently developed by the Commitment Party or its affiliates; (i) for purposes of establishing a “due diligence” defense; or (j) to the extent such Confidential Information is or becomes (i) publicly available other than as a result of a breach of this paragraph or (ii) available to such Commitment Party or any of its respective affiliates on a non-confidential basis from a source other than the Borrower. For purposes of this paragraph, “Confidential Information” means all information received from the Borrower or any of its subsidiaries or any of their respective businesses, including but not limited to all information relating to the Transactions contemplated by this Commitment Letter, other than any such information that is available to the Commitment Party or any of its respective affiliates on a non-confidential basis prior to disclosure by the Borrower or any of its subsidiaries. The Commitment Party’s obligations under this paragraph shall terminate upon the earlier to occur of (A) the twelve-month anniversary of the date hereof and (B) the execution by such Commitment Party of the Bridge Facility Documentation, to the extent covered thereby. Notwithstanding anything contained herein, nothing in this Commitment Letter shall prohibit or in any way restrict any individual from reporting possible violations of law or regulation to, otherwise communicating directly with, cooperating with or providing information to any governmental or regulatory body or any self-regulatory organization including but not limited to, bank examiners, the SEC, DOJ, FINRA, NFA, or the CFTC, or making other disclosures pursuant to applicable “whistleblower” laws or regulations. It is understood and agreed that the Commitment Party may advertise or promote its role in arranging or providing the Bridge Facility (including in any newspaper or other periodical, on any website or similar place for dissemination of information on the internet, as part of a “case study” incorporated into promotional materials, in the form of a “tombstone” advertisement or otherwise).

You agree that you will not disclose the Fee Letter or the contents thereof, this Commitment Letter or the contents thereof, nor the activities of the Commitment Party, to any other person except (a) to your officers, directors, employees, attorneys, accountants and advisors on a confidential basis, (b) as required by applicable law or compulsory legal process or to gaming regulatory authorities in connection with their review of the Transactions or other regulatory oversight of the Borrower or the Target (in which case you agree to inform us promptly thereof, to the extent practicable and not prohibited by applicable law, rule or regulation, prior to such disclosure), (c) if the Lead Arranger consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), and (d) to the Target or to VICI or their respective directors, officers, employees, affiliates, members, partners, stockholders, attorneys, accountants, independent auditors, agents and other advisors, in each case, on a confidential need-to-know basis and agree to keep information of this type confidential in accordance with customary confidentiality undertakings and subject to the confidentiality provisions of this Section 9; provided that any disclosure of this Commitment Letter and the Fee Letter or its contents to the Target or to VICI or their respective directors, officers, employees, affiliates, members, partners, stockholders, attorneys, accountants, independent auditors, agents or other advisors shall be redacted in respect of any compensation and other economic terms set forth therein unless the Commitment Party otherwise consent and any redacted versions of this Commitment Letter and the Fee Letter shall be prepared by the Commitment Party and its counsel; provided that (i) you may disclose this Commitment Letter and its contents (including the Term Sheets and other exhibits and attachments hereto) (but not the Fee Letter or the contents thereof) in connection with any public or regulatory filing requirement relating to the Transactions, (ii) you may disclose the Term Sheets and the other exhibits and attachments to this Commitment Letter, and the contents thereof (but not the Fee Letter and the contents thereof), to potential Lenders in any syndication or other marketing materials in connection with the Bridge Facility (including the Public Information Materials and/or Private Information Materials, as applicable), (iii) you may disclose the aggregate fee amount contained in the Fee Letter as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering or marketing materials for the Bridge Facility or the Permanent Financing, or in any public or regulatory filing relating to the Transactions (and then only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation) and you shall use commercially reasonable efforts to provide the Lead Arrangers with a reasonable opportunity to review and comment upon such public filing solely to the extent it names any of us or our respective affiliates and (iv) after the Signing Date, you may disclose this Commitment Letter and the Fee Letter and the contents thereof (including the Term Sheets and other exhibits and attachments hereto) to any additional arranger, to the extent in contemplation of appointing such person pursuant to the provisions of Section 1 (Commitments, Titles and Roles) of this Commitment Letter and to any such person’s affiliates and its and their respective officers, directors, employees, agents, attorneys, accountants, advisors, controlling persons and equity holders, in each case, on a confidential need-to-know basis and agree to keep information of this type confidential in accordance with customary confidentiality undertakings. Your obligations under this paragraph shall terminate upon the twelve-month anniversary of the date hereof.

10. Governing Law and Jurisdiction; Miscellaneous.

Except as expressly set forth herein, this Commitment Letter shall not be assignable by any party without the prior written consent of the other parties hereto (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons). Subject to Section 2 (Syndication), the Initial Lender may assign its commitment hereunder to any of its affiliates or any prospective Lender; provided, however, that, unless specifically agreed to otherwise by you in writing, (a) Initial Lender shall not be released from the portion of its commitment hereunder assigned by the Initial Lender to one or more prospective Lenders to the extent that any such prospective Lender fails to fund such portion of the commitment assigned to it on the Closing Date notwithstanding the satisfaction of the conditions to such funding set forth in this Commitment Letter and (b) the Initial Lenders shall retain exclusive control over all rights with respect to consents, modifications, supplements, waivers and amendments with respect to its commitment hereunder until the Closing Date has occurred, except as expressly set forth herein. Any and all obligations of, and services to be provided by, the Commitment Party hereunder (including, without limitation, the Initial Lender’s commitment) may be performed and any and all rights of the Commitment Party hereunder may be exercised by or through any of its affiliates or branches. This Commitment Letter is in addition to the agreements of the parties set forth in the Fee Letter. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Party and you. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Commitment Letter, the Fee Letter and other letter agreements entered into in connection herewith shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other state laws based on the Uniform Electronic Transactions Act, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission (including “.pdf”, “.tif” or similar format) shall be effective as delivery of a manually executed counterpart hereof. You acknowledge that information and documents relating to the Bridge Facility may be transmitted through Datasite, the internet, e-mail, or similar electronic transmission systems, and that neither the Initial Lender nor any other Indemnified Person shall be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner. This Commitment Letter and the Fee Letter constitute the entire agreement and understanding among you and your subsidiaries and affiliates and the Commitment Party with respect to the subject matter hereof and supersede all prior understandings, whether written or oral, among you and such other persons and the Commitment Party with respect thereto. No individual has been authorized by us or any of our affiliates to make any oral or written statements that are inconsistent with this Commitment Letter or the Fee Letter. THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER (WHETHER IN CONTRACT, TORT OR OTHERWISE AND IN LAW OR EQUITY), SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES; provided that, notwithstanding the preceding sentence and the governing law provisions of this Commitment Letter and the Fee Letter, it is understood and agreed that (A) the interpretation of the definition of “Material Adverse Effect” (as defined in the Transaction Agreement) and the determination of whether or not a Material Adverse Effect (as defined in the Transaction Agreement) has occurred, (B) the determination of the accuracy of any Specified Representation and whether as a result of any inaccuracy thereof you or your applicable affiliates have the right to terminate, taking into account any cure provisions, your or their obligations under the Transaction Agreement or to decline to consummate the Transactions and (C) the determination of whether the Transactions have been consummated in accordance with the terms of the Transaction Agreement, in each case shall be determined pursuant to the Transaction Agreement, which is governed by, and construed in accordance with, the laws of the State of Minnesota, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, Borough of Manhattan, and any appellate court from any thereof, in any claim, counterclaim, action, suit, investigation, inquiry, litigation or proceeding arising out of or relating to the Transactions, the Bridge Facility, this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby (whether in contract, tort or otherwise and in law or equity), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such claim, counterclaim, action, suit, investigation, inquiry, litigation or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any claim, counterclaim, action, suit, investigation, inquiry, litigation or proceeding arising out of or relating to the Transactions, the Bridge Facility, this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby (whether in contract, tort or otherwise and in law or equity) in such New York State court or in such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such claim, counterclaim, action, suit, investigation, inquiry, litigation or proceeding in such New York State court or in such Federal court and (d) agrees that a final judgment in any such claim, counterclaim, action, suit, investigation, inquiry, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail addressed to you at the address above shall be effective service of process against you for any claim, counterclaim, action, suit, investigation, inquiry, litigation or proceeding brought in such New York State court or in such Federal court.

Section headings used herein are for convenience of reference only and are not to effect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

The reimbursement, indemnification, confidentiality, syndication, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect until (other than in the case of the syndication and confidentiality provisions) superseded by the Bridge Facility Documentation and notwithstanding the termination of this Commitment Letter or the Initial Lender’s commitments hereunder and the Lead Arranger’s agreements to perform the services described herein.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY CLAIM, COUNTERCLAIM, ACTION, SUIT, INVESTIGATION, INQUIRY, LITIGATION OR PROCEEDING BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS, THE BRIDGE FACILITY, THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER (WHETHER IN CONTRACT, TORT OR OTHERWISE AND IN LAW OR EQUITY).

11. Patriot Act and the Beneficial Ownership Regulation.

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”) and the Customer Due Diligence Requirements for Financing Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network (“FinCEN”) under the Bank Secrecy Act (such rule published May 11, 2016 and effective May 11, 2018, as amended from time to time, the “CDD Rule”), the Initial Lender and each other Lender is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name, address, tax identification number and other information regarding the Borrower and the Guarantors that will allow the Initial Lender or such other Lender to identify the Borrower and the Guarantors in accordance with the Patriot Act, the Beneficial Ownership Regulation and the CDD Rule. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective as to the Initial Lender and each other Lender. You agree that the Initial Lender may, but shall be under no obligation to, share this information with future Lenders.

It is agreed and acknowledged that you are under no obligation to pursue the Transactions, which Transactions you may elect to consummate in your discretion.

12. Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on November 13, 2025. Our offer hereunder and our agreements contained herein will expire automatically and without further action or notice and without further obligation to you at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. This will be a binding and enforceable commitment of the Initial Lender upon signing by all of the parties hereto, upon the terms and subject only to the conditions set forth in this Commitment Letter.

Notwithstanding the provisions of the immediately preceding paragraph, the commitments and agreements of the Commitment Party hereunder will terminate on the earliest of (i) 11:59 p.m., New York City time on the date that is five business days (x) after the Initial Outside Date (as defined in the Transaction Agreement as in effect on the date hereof) or (y) solely to the extent extended pursuant to the terms of the Transaction Agreement, after the Extended Outside Date (as defined in the Transaction Agreement as in effect on the date hereof), (ii) the closing of the Acquisition with or without the use of the Bridge Facility (unless the Commitment Party has failed to fund in breach of its obligations hereunder), (iii) written notice by the Borrower to the Commitment Party that it has permanently abandoned the Transactions, and (iv) the termination of the Transaction Agreement in accordance with its terms prior to the consummation or closing of the Transactions or the termination of your (or any of your affiliates’) obligations under the Transaction Agreement to consummate the Transactions in accordance with the terms thereof by you (or your affiliates) or with your (or your affiliates’) written consent. Notwithstanding anything to the contrary herein, the commitments hereunder will be automatically and permanently reduced as set out under the heading of “Mandatory Prepayments and Commitment Reductions” in the Facility Term Sheet. In addition, you may terminate, in whole or in part, the commitments of the Commitment Party under this Commitment Letter or this Commitment Letter in its entirety, at any time upon one (1) business day’s prior written notice to the Commitment Party.

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BANCO SANTANDER, S.A., NEW YORK BRANCH

By:	/s/ Max Wallins
Name: Max Wallins
Title: Authorized Signatory

By:	/s/ D. Andrew Maletta
Name: D. Andrew Maletta
Title: Authorized Signatory

[Signature Page to 364-Day Senior Secured Bridge Facility Commitment Letter]

Accepted and agreed to as of the date first above written: ARGENTO, LLC, as the Borrower

By:	/s/ Blake L. Sartini
Name: Blake L. Sartini

[Signature Page to 364-Day Senior Secured Bridge Facility Commitment Letter]

EXHIBIT A

Project Trophy

$135.0 Million 364-Day Senior Secured Bridge Facility

Transaction Summary

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in (i) the Commitment Letter to which this Exhibit A is attached and (ii) Exhibits B and C attached thereto.

Argento, LLC, a Nevada limited liability company (the “Borrower” or “you”), intends to acquire, directly or indirectly, all of the outstanding equity interests in a subsidiary of Golden Entertainment, Inc., a Minnesota corporation (the “Company”), and its direct or indirect wholly-owned subsidiaries (collectively, the “Target”) after giving effect to the Pre-Closing Restructuring described below, pursuant to the Master Transaction Agreement, dated as of the Signing Date (together with all exhibits, schedules and other attachments thereto, the “Transaction Agreement”), by and among the Borrower, VICI Properties Inc., a Maryland corporation (“PropCo Buyer”), VICI ROYAL MERGER SUB LLC, a Delaware limited liability company and a wholly owned subsidiary of PropCo Buyer (“PropCo Merger Sub”), and the Company.

In connection therewith, it is intended that:

1.

Prior to the Closing Date, the Company intends to effect a reorganization, as further described in the Transaction Agreement, pursuant to which (i) the Company will form a new wholly owned Delaware limited liability company (“Royal Holdings”), (ii) Golden Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of the Company will merge with and into Royal Holdings, with Royal Holdings continuing as the surviving entity, on the terms and subject to the conditions set forth in the Transaction Agreement and in accordance with the applicable provisions of the Delaware Limited Liability Company Act, as amended, and the General Corporation Law of the State of Delaware, as amended, (iii) the Company will form a new wholly owned Delaware limited liability company (“PropCo”), (iv) each existing Subsidiary of the Company that owns the Transferred Real Estate Assets (as defined in the Transaction Agreement as in effect on the Signing Date) (an “Existing Owner”) will form one or more new wholly owned Delaware limited liability companies (the “Owner SPEs”), and each Existing Owner will transfer, assign, and convey the applicable Transferred Real Estate Assets owned by it to the Owner SPE(s) owned by it, such that, following such transfers, assignments and conveyances (the “Real Estate Transfer”), there are seven Owner SPEs, each owning a single Subject Property (as defined in the Transaction Agreement as in effect on the Signing Date) (collectively, the “Subject Properties”), (v) each Existing Owner will distribute all of the equity interests of each Owner SPE that it owns up the chain to the Company, and the Company will contribute all such equity interests to PropCo, and (vi) the Company will form a wholly owned Minnesota corporation (“New HoldCo”) and New HoldCo will form a wholly owned Minnesota limited liability company (“New OpCo”).

2.

On the Closing Date, but prior to the OpCo Sale (defined below), the Company will merge with and into New OpCo, with New OpCo continuing as the surviving entity (the “F Reorganization Merger” and, together with the transactions described in clause 1 above, the “Pre-Closing Restructuring”) pursuant to the Transaction Agreement and in accordance with the applicable provisions of the Minnesota Business Corporation Act, as amended, and Minnesota Revised Uniform Limited Liability Company Act, as amended, with the equity holders of the Company receiving equity, on a one-for-one basis, in New HoldCo and New HoldCo owning 100% of the membership interest of New OpCo and being the immediate parent of New OpCo and in connection with the F Reorganization Merger, at the F Reorganization Effective Time (as defined in the Transaction Agreement as in effect on the Signing Date), New HoldCo will economically assume the Company’s obligation to repay the outstanding amount under the Existing Credit Agreement.

Exhibit A-1

3.

On the Closing Date, immediately following the F Reorganization Effective Time but prior to the OpCo Sale, (i) New HoldCo will change its name to “Royal Holdco I Inc.” and, following the F Reorganization Effective Time, references to the Company will mean New HoldCo, and (ii) New OpCo will distribute all of the limited liability company membership interests in PropCo to New HoldCo (the “PropCo Distribution”).

4.

On the Closing Date, immediately following the PropCo Distribution but prior to the distribution by or on behalf of New HoldCo of a dividend, as declared and paid by New HoldCo in the amount per share equal to the proceeds per share from the OpCo Sale to the shareholders of New HoldCo (the “Distribution”) and the Effective Time (as defined in the Transaction Agreement as in effect on the Signing Date), (i) the Borrower will acquire 100% of the equity interests of New OpCo (the “OpCo Sale”), and thereafter be the direct or indirect parent of New OpCo and its subsidiaries, (ii) on the Closing Date, immediately following the OpCo Sale but prior to the Effective Time, the Company will effect the Distribution and (iii) on the Closing Date, immediately following the Distribution, (A) New HoldCo will merge with and into PropCo Merger Sub, with PropCo Merger Sub continuing as the surviving entity (the “Merger”) on the terms and subject to the conditions set forth in the Transaction Agreement and in accordance with applicable law and (B) each share of common stock, par value $0.01 per share, of the Company issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration (as defined in the Transaction Agreement as in effect on the Signing Date) (transactions described in this clause 4, collectively, the “Acquisition”).

5.

In order to fund all or a portion of the OpCo Sale, the Borrower or its affiliates will obtain the Permanent Financing, or if, and only to the extent that, the Borrower does not receive aggregate gross proceeds of at least $135.0 million from the Permanent Financing on or prior to the Closing Date, the Borrower will borrow loans under the Bridge Facility (the net cash proceeds of any such Permanent Financing or any such Bridge Facility, the “Cash Consideration”).

6.

At the closing of the Transactions on the Closing Date, and immediately following the effective time of the Merger, the Borrower or one of its affiliates, on the one hand, and the PropCo Buyer or one of its affiliates, on the other hand, will enter into a new master lease agreement substantially in the form agreed to on the date hereof (the “Master Lease Agreement”), pursuant to which, the Borrower (or its relevant affiliate) will lease the Subject Properties owned by the PropCo Buyer (or its relevant affiliate), on the terms and subject to the conditions set forth therein.

7.

Immediately after giving effect to the Transactions on the Closing Date, Mr. Blake Sartini and his affiliates and trusts associated therewith or for the benefit thereof will own and control, (i) directly or indirectly (whether by contract or otherwise) 100% of the voting and economic interests in Argento Intermediate II, LLC, a Nevada limited liability company and the direct parent of the Borrower (“Holdings”), and (ii) directly or indirectly (whether by contract or otherwise), 100% of the voting and economic interests in the Borrower.

8.

All existing third party debt for borrowed money of the Company and the direct and indirect subsidiaries of the Company, contemporaneously with or immediately prior to the consummation of the Acquisitions, will be repaid, redeemed, defeased, discharged, refinanced, replaced or terminated and all commitments thereunder shall have been terminated, including with respect to all obligations under that certain First Lien Credit Agreement, dated October 20, 2017, by and among the Company,

Exhibit A-2

as borrower, the guarantors party from time to time thereto, the financial institutions from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (as amended or supplemented on or prior to the Signing Date, the “Existing Credit Agreement”) (the “Refinancing”), other than (a) ordinary course capital leases, letters of credit and surety bonds permitted to remain outstanding pursuant to the terms of the Transaction Agreement, (b) indebtedness permitted to remain outstanding under the Bridge Facility and (c) certain other indebtedness that the Borrower and the Lead Arranger reasonably agree may remain outstanding after the Closing Date.

9.

The Cash Consideration will be applied to fund the Transactions (other than the Merger) and to pay the fees, premiums, expenses and other transaction costs incurred in connection therewith, including, without limitation, those amounts set forth in the Fee Letter, dated as of the Signing Date, by and among the Borrower and Santander (the “Transaction Costs”).

The transactions described above in this Exhibit A are collectively referred to herein as the “Transactions”. For purposes of this Commitment Letter and the Fee Letter, “Closing Date” shall mean (a) the date of the satisfaction (or waiver by the Commitment Party) of the conditions set forth in Exhibit C and the funding of the Bridge Facility, and (b) the consummation of the Acquisition.

Exhibit A-3

EXHIBIT B

[Summary of Principal Terms]

EXHIBIT C

Project Trophy

$135.0 million 364-Day Senior Secured Bridge Facility

Summary of Conditions Precedent

The borrowing under the Bridge Facility on the Closing Date shall be subject solely to the satisfaction or waiver of the following conditions precedent (in each case, which shall be subject to the Conditions Limitation Provision, if applicable):

1. The Acquisition and the other Transactions shall have been consummated or will be consummated substantially concurrently with the funding of the Bridge Facility in all material respects in accordance with the Transaction Agreement, without any waiver, supplement, modification or amendment thereof or any consent to the Transaction Agreement, in each case that is materially adverse to the interests of the Lenders (in their capacities as such) unless consented to by the Initial Lender (such consent not to be unreasonably withheld, delayed or conditioned); it being understood and agreed that (i) any amendment, change to, or waiver, consent or approval by the Borrower (or its affiliate, if applicable) in respect of, the provisions of the Transaction Agreement relating to (x) the “Xerox” provisions providing protection for the benefit of the Lead Arranger, the Lenders and their respective affiliates, or (y) the definition of Material Adverse Effect (as defined in the Transaction Agreement as in effect on the Signing Date) shall be deemed to be materially adverse to the interests of the Lenders, (ii) any alteration, amendment, change, modification, supplement or express waiver, consent or approval granted by the Borrower (or its affiliates) under the Transaction Agreement that results in a reduction in the Transaction purchase price shall be deemed not to be materially adverse to the interests of the Lenders or the Lead Arranger so long as any such cash reduction is applied to reduce any amounts to be funded under the Bridge Facility, as directed by the Borrower in consultation with the Commitment Party, on a dollar-for-dollar basis, (iii) any alteration, amendment, change, modification, supplement or express waiver, consent or approval granted by the Borrower (or its affiliates) under the Transaction Agreement that results in an increase in the Transaction purchase price shall be deemed not to be materially adverse to the interests of the Lenders or the Lead Arranger so long as such increase is not funded with the proceeds of indebtedness and (iv) any increase or decrease in the Transaction purchase price pursuant to any purchase price or similar adjustment provisions set forth in the Transaction Agreement shall not constitute an alteration, amendment, change, modification, supplement, waiver, consent or approval under the Transaction Agreement

2. The Commitment Party shall have received (i) the audited consolidated balance sheet and the related audited consolidated statements of operations and cash flows of the Target and its subsidiaries for the three most recently completed fiscal years ended at least 75 days prior to the Closing Date and (ii) the unaudited interim consolidated balance sheet and related unaudited consolidated statements of operations and cash flows of the Target and its subsidiaries for the most recent fiscal quarter (other than the fourth fiscal quarter of the Target’s fiscal year) ended at least 45 days prior to the Closing Date that is after the most recent fiscal year for which audited financial statements have been provided pursuant to clause (i) above; provided that each Commitment Party acknowledges that the filing of the required financial statements with the Securities and Exchange Commission by the Target will satisfy the foregoing requirements in clauses (i) and (ii) above, as applicable.

3. The Bridge Facility Documentation shall have been executed and delivered by the Borrower and the Guarantors, and the Borrower shall have delivered (i) customary legal opinions, (ii) customary organizational documents, (iii) customary good standing certificates in jurisdictions of formation/organization, (iv) customary evidence of authority and customary officers’ certificates, in each case, with respect to the Borrower and the Guarantors (to the extent applicable), (v) customary evidence of insurance and (vi) customary certificates and other documentation evidencing that any real property subject to the federal flood insurance requirements is in compliance with such requirements.

Exhibit C-1

4. Subject to the Conditions Limitation Provision, with respect to the Bridge Facility, the holders of the Borrower’s equity interests, Borrower and Guarantors (including Target and its Subsidiaries that are Guarantors) shall have entered into the guarantees and security documents (as applicable) and authorized, executed and/or delivered (as applicable) all filings and instruments necessary in order to provide for the grant and perfection of liens on the Collateral, including, without limitation, receipt of all certificates evidencing pledged capital stock or membership or partnership interests (subject to receipt of any required gaming approvals), as applicable, with accompanying executed stock powers, all UCC financing statements to be filed in the applicable government UCC filing offices, all intellectual property security agreements to be filed with the United States Copyright Office, and the United States Patent and Trademark Office, as applicable, and, in each case subject to the limitations set forth in the Security section of the respective Term Sheet (it being understood that no real estate mortgages shall be required to be entered into on the Closing Date and such mortgages shall be required to be delivered after the Closing Date in accordance with the Conditions Limitation Provision).

5. The Borrower shall have engaged one or more investment banks reasonably satisfactory to the Commitment Party to publicly sell or privately place all or a portion of the Permanent Financing for purposes of refinancing the Bridge Facility. The Commitment Party acknowledges that the condition set forth in this paragraph 5 has been satisfied as of the Signing Date.

6. The Borrower shall have delivered to the Lead Arranger a solvency certificate with respect to the solvency of the Borrower and its consolidated subsidiaries, taken as a whole, after giving effect to the Transactions, substantially in the form set forth on Annex I attached hereto, signed by a senior authorized financial executive or officer with equivalent duties of the Borrower.

7. The Borrower shall have delivered a borrowing notice for the Bridge Facility to the Administrative Agent consistent with the Documentation Principles.

8. (A) The Transaction Agreement Representations shall be true and accurate to the extent required by the Conditions Limitation Provision and (B) the Specified Representations shall be true and accurate in all material respects on and as of the Closing Date (unless, such representations relate to an earlier date, in which case, such representations shall have been true and correct in all material respects as of such earlier date); provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality (or Material Adverse Effect) in the text thereof.

9. Since the date of the Transaction Agreement, no Material Adverse Effect (as defined in the Transaction Agreement as in effect on the Signing Date or as amended in accordance with, and subject to the conditions set forth in, this Commitment Letter) with respect to the Company (as defined in the Transaction Agreement as in effect on the Signing Date or as amended in accordance with, and subject to the conditions set forth in, this Commitment Letter) shall have occurred and be continuing.

10. The Refinancing shall have been consummated or, substantially concurrently with the initial borrowings under the Bridge Facility, shall be consummated, and the Lead Arranger shall have received customary payoff letters (or other reasonably acceptable evidence in lieu thereof) in connection therewith confirming that all indebtedness with respect thereto shall have been fully repaid or otherwise discharged, and following the consummation of the Refinancing, neither the Borrower nor any of subsidiaries shall have any indebtedness outstanding other than (a) ordinary course capital leases, letters of credit and surety bonds permitted to remain outstanding pursuant to the terms of the Transaction Agreements, (b) indebtedness permitted to remain outstanding under the Bridge Facility and (c) certain other indebtedness that the Borrower and the Lead Arranger reasonably agree may remain outstanding after the Closing Date.

Exhibit C-2

11. The Real Estate Transfer shall have been consummated (or substantially simultaneously or substantially concurrently with the funding of the Bridge Facility shall be consummated) and the Master Lease Agreement shall have been entered into (or substantially simultaneously or substantially concurrently with the funding of the Bridge Facility shall be entered into), in each case, in a manner substantially consistent with the Transaction Description in Exhibit A attached hereto and the definition of “Collateral” on Exhibit B attached hereto.

12. Immediately after giving effect to the Transactions on the Closing Date, Mr. Blake Sartini and any of his affiliates and trusts associated therewith or for the benefit thereof will own and control, (i) directly or indirectly (whether by contract or otherwise) 100% of the voting and economic interests in Holdings, and (ii) directly or indirectly (whether by contract or otherwise) 100% of the voting and economic interests in the Borrower.

13. All fees and expenses related to the Transactions payable to the Lead Arranger or the Lenders (including the reasonable and documented out-of-pocket fees and expenses of Cahill Gordon & Reindel LLP as counsel thereto), to the extent invoiced at least three business days prior to the Closing Date (except as otherwise agreed by the Borrower) shall have been paid to the extent due on the Closing Date (which amounts may be offset against the proceeds of the Bridge Facility (or any Permanent Financing)).

14. The Lenders shall have received at least three (3) business days prior to the Closing Date all documentation and other information as is reasonably requested in writing by the Lead Arranger at least ten (10) business days prior to the Closing Date, about the Borrower and the Guarantors as required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including (i) the Patriot Act, (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification and (iii) the CDD Rule.

Exhibit C-3